                                                             DRAFT JUNE 10, 1996



===============================================================================


                   BENEFIT ADMINISTRATION SERVICES AGREEMENT

                         DATED AS OF __________________

                                    BETWEEN

                         R. R. DONNELLEY & SONS COMPANY

                                      AND

                             METROMAIL CORPORATION


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
                               TABLE OF CONTENTS
                               -----------------
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                                                               PAGE
                                                               ----
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ARTICLE 1 - DEFINITIONS.....................................      2

ARTICLE 2 - EMPLOYEE BENEFITS...............................      6

     Section 2.1.  Provision of Employee Benefits...........      6
     Section 2.2.  Corporate Action.........................      7
     Section 2.3.  Legal Requirements.......................      7
     Section 2.4.  Donnelley's Right to Amend Plans.........      8
     Section 2.5.  Participation By Metromail Subsidiaries..      8

ARTICLE 3 - SAVINGS PLAN....................................      9

     Section 3.1.  Participation in Donnelley Savings Plan..      9
     Section 3.2.  Transfer of Account Balances from
                     Donnelley Savings Plan to Metromail
                     Savings Plan...........................      9

ARTICLE 4 - PENSION PLANS...................................     10

     Section 4.1.  Termination of Employment for Plan
                     Purposes...............................     10
     Section 4.2.  Transfer of Accrued Pension Benefits and
                     Related Assets From Metromail Pension
                     Plan to Norwest Pension Plan...........     10

ARTICLE 5 - WELFARE BENEFITS................................     12

     Section 5.1.  Welfare Benefits Provided Under Donnelley
                     Plans..................................     12
     Section 5.2.  Welfare Benefits Provided Under
                     Metromail Plans........................     13
     Section 5.3.  Metromail's Participation in Donnelley
                     Cafeteria Plans........................     15
     Section 5.4.  Payment of Welfare Plan Costs............     15

ARTICLE 6 - MISCELLANEOUS PLANS AND AGREEMENTS..............     17

     Section 6.1.  Stock Purchase Plan......................     17
     Section 6.2.  Donnelley Shares Plan....................     17
     Section 6.3.  Workers' Compensation....................     18
     Section 6.4.  Monthly Investment Plan..................     19

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

     Section 6.5.  Tax Credit Stock Ownership Plan. . . . . . . . . . .  19
     Section 6.6.  Vacation Pay Policy. . . . . . . . . . . . . . . . .  20
     Section 6.7.  SERP . . . . . . . . . . . . . . . . . . . . . . . .  20
     Section 6.8.  Marjorie Schaffner Benefits. . . . . . . . . . . . .  20
     Section 6.9.  Metromail's Use of Certain Systems and
                     Vendors. . . . . . . . . . . . . . . . . . . . . .  21
     Section 6.10. Savings and Loan . . . . . . . . . . . . . . . . . .  21

ARTICLE 7 - ADMINISTRATION OF PLANS . . . . . . . . . . . . . . . . . .  22

     Section 7.1.  Plan Administration. . . . . . . . . . . . . . . . .  22
     Section 7.2.  Information to Be Provided to Donnelley. . . . . . .  22
     Section 7.3.  Expenses . . . . . . . . . . . . . . . . . . . . . .  23
     Section 7.4.  Indemnification. . . . . . . . . . . . . . . . . . .  24
     Section 7.5.  Consulting Advice by Donnelley . . . . . . . . . . .  27
     Section 7.6.  Timely Payment. . . . . . . . . . . . . . . . . . . . 27
     Section 7.7.  Dispute Resolution Procedures . . . . . . . . . . . . 27

ARTICLE 8 - TERMINATION OF METROMAIL'S PARTICIPATION IN
               DONNELLEY PLANS . . . . . . . . . . . . . . . . . . . . . 30
ARTICLE 9 - MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . 31

     Section 9.1.  No Rights . . . . . . . . . . . . . . . . . . . . . . 31
     Section 9.2.  Corporate Action; Delegation of Authority . . . . . . 31
     Section 9.3.  Notices . . . . . . . . . . . . . . . . . . . . . . . 32
     Section 9.4.  Survival of Agreement . . . . . . . . . . . . . . . . 33
     Section 9.5.  Binding Effect. . . . . . . . . . . . . . . . . . . . 33
     Section 9.6.  Governing Law . . . . . . . . . . . . . . . . . . . . 34
     Section 9.7.  Waivers; Amendment. . . . . . . . . . . . . . . . . . 34
     Section 9.8.  Severability. . . . . . . . . . . . . . . . . . . . . 34
     Section 9.9.  Counterparts. . . . . . . . . . . . . . . . . . . . . 34
     Section 9.10. Termination . . . . . . . . . . . . . . . . . . . . . 35
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

                   BENEFIT ADMINISTRATION SERVICES AGREEMENT

     THIS BENEFIT ADMINISTRATION SERVICES AGREEMENT (this "Agreement") is dated as of June 10, 1996, by and between R. R. Donnelley & Sons Company
("Donnelley"), a Delaware corporation, and Metromail Corporation ("Metromail"), a Delaware corporation (collectively the "Parties").

                                    RECITALS

     WHEREAS, Donnelley is currently the owner of all outstanding shares of common stock of Metromail; and

     WHEREAS, Metromail intends to make a public offering of shares of its common stock in a transaction that, upon closing of such offering, will result in Donnelley owning less than a majority of the outstanding shares of common stock of Metromail; and

     WHEREAS, the Parties intend that certain employee benefits be provided to certain employees of Metromail under certain Donnelley employee benefit plans or programs following the date on which Metromail is no longer a member of the Donnelley Group (as hereinafter defined); and

     WHEREAS, following the date on which Metromail ceases to be a member of the Donnelley Group, Donnelley and Metromail intend to cause certain of their respective plans to transfer accrued liabilities and assets relating to such liabilities between such plans; and

     WHEREAS, Donnelley and Metromail wish to enter into this Agreement in order to effect such intentions.

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the sufficiency of which is acknowledged, the Parties agree as follows:


                                   ARTICLE 1

                                  DEFINITIONS

     For purposes of this Agreement the following terms shall have the following meanings (all terms defined in this

Article I or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

        "Affected Metromail Employee" means any person whose relationship with Metromail or any subsidiary of Metromail is, as of the IPO Date, under common law that of an employee, other than a nonresident alien who receives no earned income from Metromail, or a subsidiary thereof, constituting income from sources within the United States.

        "Agreement" means this Agreement.

        "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any applicable state law requiring continuation coverage under a medical plan.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

        "Dispute" means any dispute, controversy or claim between the Parties relating to the implementation and administration of this Agreement or any obligations or related services to be provided hereunder.

        "Donnelley" means R. R. Donnelley & Sons Company, a Delaware corporation, and any corporation which shall succeed to substantially all of the business of such corporation.

        "Donnelley Cafeteria Plans" means the Donnelley Health Care Flexible Spending Arrangement and the Donnelley Dependent Care Assistance Plan.

        "Donnelley Group" means Donnelley and (a) any corporation which is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as Donnelley, (b) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with Donnelley, (c) any organization (whether or not incorporated) which is a member of an affiliated service group (within the meaning of section 414(m) of the Code) which includes Donnelley, a corporation described in clause (a) of this definition or a trade or business described in clause (b) of this definition, or (d) any other entity which is required to be aggregated with Donnelley pursuant to regulations promulgated under section 414(o) of the Code.

        "Donnelley Indemnified Parties" means any Donnelley Group member, its officers, directors and employees, each Donnelley Plan and any contract administrator or service provider for any Donnelley Plan (and the agents and employees of such administrators and providers).

        "Donnelley Pension Plan" means the Retirement Benefit Plan of R. R. Donnelley & Sons Company.

        "Donnelley Pension Trust" means the Retirement Benefit Trust of R. R. Donnelley & Sons Company.

        "Donnelley Plan" means any employee benefit plan or program maintained by Donnelley.

        "Donnelley Retiree Welfare Plan" means the post-retirement medical portion of the R. R. Donnelley & Sons Company Comprehensive Medical Plan and the post-retirement life insurance portion of the Donnelley Basic Survivor Optional Life AD&D and Dependent Life Plan.

        "Donnelley Savings Plan" means the Donnelley Deferred Compensation and Voluntary Savings Plan.

        "Donnelley Stock" means common stock of Donnelley.

        "Donnelley Welfare Plans" means the R. R. Donnelley & Sons Company Comprehensive Medical Plan (excluding the portion which provides post-retirement medical benefits), Donnelley Dental Benefit Plan, Donnelley Basic Survivor Optional Life AD&D and Dependent Life Plan (excluding the portion which provides post-retirement life insurance benefits), Donnelley Travel Accident Insurance Plan, and

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   Long Term Disability Income Plan of R. R. Donnelley & Sons Company.

        "Effective Date" means the date as of which this Agreement is dated.

        "ERISA" means the Employee Retirement Income Security Act of 1974 as amended.

        "IPO Date" means the date on which Metromail ceases to be a member of the Donnelley Group.

        "Losses" means all losses, claims, damages, liabilities, costs and expenses (including reasonable legal fees and reasonable costs and expenses incurred to defend against any claim, suit or action).

        "Metromail" means Metromail Corporation, a Delaware corporation, and any corporation which shall succeed to substantially all of the business of such corporation.

        "Metromail Group" means Metromail and (a) any corporation which is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as Metromail, (b) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with Metromail, (c) any organization (whether or not incorporated) which is a member of an affiliated service group (within the meaning of section 414(m) of the Code) which includes Metromail, a corporation described in clause (a) of this definition or a trade or business described in clause (b) of this definition, or (d) any other entity which is required to be aggregated with Metromail pursuant to regulations promulgated under section 414(o) of the Code.

        "Metromail Indemnified Parties" shall mean any Metromail Group member, its officers, directors and employees, each of Metromail's employee benefit plans and any contract administrator or service provider for any Metromail plan (and the agents and employees of such administrators and providers).

        "Metromail Pension Plan" means the Donnelley Metromail Corporation Pension Plan.

        "Metromail Pension Trust" means the Metromail Corporation Pension Trust to be established after the date hereof.

        "Metromail Savings Plan" means the Metromail Corporation and Subsidiaries Savings Plan.

        "Metromail Welfare Plans" means the welfare benefit plans established by Metromail following the IPO Date which provide benefits which correspond to benefits provided under the Donnelley Welfare Plans.

        "Norwest Pension Plan" means the RR Donnelley Norwest, Inc. Retirement Plan.

        "OPI Participant" means any person who had an accrued benefit under the Oregon Printing Industry Pension Plan which was transferred to the Metromail Pension Plan as of June 30, 1992.

        "Party" means Donnelley or Metromail.


                                   ARTICLE 2

                               EMPLOYEE BENEFITS

     SECTION 2.1. PROVISION OF EMPLOYEE BENEFITS. The employee benefits described in Articles 4, 5 and 6 of this Agreement shall be provided by Donnelley for the time periods provided in such articles to any person who on or after the IPO Date is or becomes an employee of Metromail subject to such employee's satisfaction of each Donnelley Plan's eligibility requirements, the terms and conditions of each such plan and the terms and conditions of such articles.

      SECTION 2.2. CORPORATE ACTION. Donnelley and Metromail shall each take all action necessary, pursuant to the terms of the Donnelley Plans or otherwise, to cause Metromail to continue as a participating employer in the Donnelley Plans, and permit the participation by employees of Metromail in such plans, to the extent described in this Agreement.

      SECTION 2.3. LEGAL REQUIREMENTS. Notwithstanding any other provision of this Agreement to the contrary, Donnelley may restrict any employee of Metromail from participating in or may limit such employee's benefits under any Donnelley Plan if Donnelley determines in good faith that such restriction or limitation is reasonably necessary in the opinion of outside counsel to preserve the tax-favored status of such plan or to maintain such plan's compliance with ERISA or any other applicable legal requirement (including any non-discrimination requirement). Donnelley shall promptly notify Metromail if Donnelley is considering any such action.

      SECTION 2.4. DONNELLEY'S RIGHT TO AMEND PLANS. Except to the extent limited by law, nothing contained in this Agreement shall preclude Donnelley from amending any Donnelley Plans. Donnelley shall provide notice to Metromail within a reasonable period of time prior to the date on which Donnelley adopts any material amendment to any Donnelley Plan during the period in which Metromail is a participating employer in such plan and where such amendment applies to employees of Metromail.

      SECTION 2.5. PARTICIPATION BY METROMAIL SUBSIDIARIES. Any entity which is a wholly-owned subsidiary of Metromail and which is a participating employer in a Donnelley Plan as of the IPO Date shall continue to participate in such Donnelley Plan to the extent Metromail has the right to continue as a participating employer in such plan under the terms of this Agreement. Any such Metromail subsidiary shall take action necessary, pursuant to the terms of the Donnelley Plans or otherwise, to cause such subsidiary to continue as a participating employer in such Donnelley Plans, and permit the participation by employees of such subsidiary in such plans, to the extent described in this Agreement. As of the effective date on which Metromail is required to withdraw as a participating employer in any Donnelley

Plan, each Metromail subsidiary shall also be required to withdraw from such plan participation. Donnelley may require any such participating Metromail subsidiary to take action which Metromail is required to take pursuant to the terms of this Agreement and the terms of any Donnelley Plan.

                                   ARTICLE 3

                                  SAVINGS PLAN

      SECTION 3.1. METROMAIL SAVINGS PLAN. Metromail shall take action necessary to obtain a favorable determination letter from the Internal Revenue Service with respect to the Metromail Savings Plan as soon as administratively
practicable.   Metromail shall take action necessary to effectuate its
withdrawal as a participating employer under the terms of the Donnelley Savings Plan.

      SECTION 3.2. TRANSFER OF ACCOUNT BALANCES FROM DONNELLEY SAVINGS PLAN TO METROMAIL SAVINGS PLAN. Subject to applicable law and the provisions of the Donnelley Savings Plan, the account balances (including outstanding loans) of Ronald G. Eidell, Barton L. Faber, Daniel Hamburger, Thomas J. Quarles and

Beverly Romanini, if the employment of such persons is transferred to Metromail on or after the IPO Date, shall be spun off from the Donnelley Savings Plan and merged into the Metromail Savings Plan.

                                   ARTICLE 4
                                 PENSION PLANS

      SECTION 4.1. TERMINATION OF EMPLOYMENT FOR PLAN PURPOSES. Each Affected Metromail Employee shall be treated as having terminated employment with an "Employer" as defined in the Donnelley Pension Plan as soon as practicable following the later of (1) the IPO Date and (2) the date on which an amendment to the Donnelley Pension Plan providing for such treatment is adopted.

      SECTION 4.2. TRANSFER OF ACCRUED PENSION BENEFITS AND RELATED ASSETS FROM METROMAIL PENSION PLAN TO NORWEST PENSION PLAN. (a) As soon as administratively practicable following June 30, 1996, Metromail shall cause the Metromail Pension Plan to transfer in cash from the trust holding the assets of the Metromail Pension Plan as of such date to the trust for the Norwest Pension Plan an amount equal to the assets transferred to the Metromail Pension Plan from the Oregon Printing Industry Pension Plan as of June 30, 1992 plus earnings on such assets minus amounts paid out, all as more fully set forth on Exhibit A hereto.

     (b) Notwithstanding anything herein to the contrary, should the Pension Benefit Guaranty Corporation determine that adjustments to the amounts transferred are necessary in order to comply with section 414(l) of the Code, the adjustments to the amounts transferred determined to be necessary by the Pension Benefit Guaranty Corporation shall be paid by Metromail, and any costs associated with such adjustments shall be shared by the Parties. Metromail shall pay Donnelley an amount equal to such required adjustments on the next to occur of January 15, April 15, July 15 or October 15 following the date on which the Pension Benefit Guaranty Corporation requires that such adjustments must be made.

     (c) As of the date on which the transfer described in paragraph (a) above takes place, the Norwest Pension Plan shall assume all liabilities and obligations with respect to the payment of all accrued benefits under the Metromail Pension Plan for the OPI Participants which were transferred to the Metromail Pension Plan as of June 30, 1992, and the Metromail Pension Plan shall be relieved of all liabilities for such benefits and payments relating thereto pursuant to the amendments to the Norwest Pension Plan and the Metromail Pension Plan adopted to effectuate the transfers of such liabilities and obligations.

                                   ARTICLE 5
                                WELFARE BENEFITS

     SECTION 5.1. WELFARE BENEFITS PROVIDED UNDER DONNELLEY PLANS. During the period beginning on the IPO Date and ending on the date on which Metromail completes establishment of all Metromail Welfare Plans, Metromail shall continue to be a participating employer in the Donnelley Welfare Plans. Metromail shall take action necessary to establish the Metromail Welfare Plans and the employee assistance plan for Metromail employees whose principal place of work is Lombard, Illinois as soon as administratively practicable following the IPO Date. Metromail shall terminate its participation in all of the Donnelley Welfare Plans as of the same date.

     Each Metromail employee who continues to participate in the Donnelley Welfare Plans after the IPO Date shall, for the period beginning on the IPO Date and ending on the date on which such person becomes eligible for coverage under the Metromail Welfare Plans, continue to be credited with (1) deductibles and co-payments paid by such employee, and (2) periods of service with Donnelley and Metromail for all purposes under the Donnelley Welfare Plans. Any Metromail employee who is covered under the R. R. Donnelley & Sons Company Comprehensive Medical Plan and/or the Donnelley Dental Benefit Plan immediately prior to the date on which Metromail ceases to be a participating employer in such plans and establishes its own medical and/or dental plans (the "Metromail Medical Plans") shall not be excluded from coverage under the Metromail Medical Plans due to a preexisting condition limitation under such plans to the extent such limitation would entitle such employee to elect COBRA coverage under the R. R. Donnelley & Sons Company Comprehensive Medical Plan and/or the Donnelley Dental Benefit Plan.

      SECTION 5.2.  WELFARE BENEFITS PROVIDED UNDER METROMAIL PLANS.

     (a) Effective on the IPO Date, Metromail shall cease to be a participating employer in the Donnelley sick benefit plan, employee assistance plan, separation pay plan and educational assistance plan; provided, however, that any person who on such date is an employee of Metromail whose principal place of work is Lombard, Illinois shall be eligible to continue to participate in the Donnelley employee assistance program for the period beginning on the IPO Date and ending on the date on which Metromail establishes an employee assistance plan which covers Metromail employees whose principal place of work is Lombard, Illinois.

     (b) Effective on the date on which Metromail establishes the Metromail Welfare Plans, Metromail shall cease to be a participating employer in the Donnelley Welfare Plans and shall take action necessary to effectuate its withdrawal as a participating employer under the terms of such plans. Each Metromail employee who is eligible to participate in the Metromail Welfare Plans shall be credited with (1) deductibles and co-payments paid by such employee during 1996 under the R. R. Donnelley & Sons Company Comprehensive Medical Plan and the Donnelley Dental Benefit Plan, and (2) periods of service with any Donnelley Group member for all purposes under the Metromail Welfare Plans.

      SECTION 5.3. METROMAIL'S PARTICIPATION IN DONNELLEY CAFETERIA PLANS. Metromail shall continue to be a participating employer in the Donnelley Cafeteria Plans during the period beginning on the IPO Date and ending on December 31, 1996. Metromail shall take action necessary to withdraw as a participating employer in the Donnelley Cafeteria Plans effective December 31, 1996 and to establish for the benefit of its employees cafeteria plans effective January 1, 1997. Donnelley shall have the right to receive all amounts deducted from Metromail participants' paychecks in order to process claims under the cafeteria plans.

      SECTION 5.4. PAYMENT OF WELFARE PLAN COSTS. (a) With respect to each Metromail employee who participates in the Donnelley Welfare Plans and the Donnelley Cafeteria Plans, Metromail shall pay Donnelley the costs described in
Section 7.3. Metromail shall pay all costs associated with the provision of long-term disability benefits to any Metromail employee who (1) is eligible to receive sick benefits on the date on which

Metromail establishes the Metromail Welfare Plans and (2) who after such date becomes entitled to receive long-term disability benefits. Metromail shall not pay Donnelley any amount with respect to the provision of benefits under its or Donnelley's sick benefit plan, employee assistance plan, separation pay plan or educational assistance plan, but instead shall pay directly the cost to provide such benefits (other than with respect to the provision of an employee assistance plan to employees whose principal place of work is Lombard, Illinois as described in Section 5.2).

     (b) Notwithstanding the foregoing:

     (1) Donnelley shall pay all claims under the R. R. Donnelley & Sons Company Comprehensive Medical Plan and the Donnelley Dental Benefit Plan which as of the IPO Date have been incurred but not reported relating to Metromail employees, but only if claims for such costs are submitted in written form to Donnelley during the six-month period beginning on the date on which Metromail establishes its own medical and dental plans.

     (2) Donnelley shall pay all costs associated with the provision of benefits under the terms of the Donnelley Retiree Welfare Plan for all persons who as of the IPO Date have satisfied the age and service eligibility requirements for receiving benefits under such plan. Metromail shall assume and pay all costs associated with the provision of retiree welfare benefits for all Metromail employees who after the IPO Date satisfy the age and service eligibility requirements under the corresponding Metromail plan, if any, for receiving such benefits.

    (c) Metromail shall not have the right to receive any assets held, received by or in any other way attributable (either before, on or after the IPO
         Date) to the R. R. Donnelley & Sons Company Welfare Benefit Trust or the R. R. Donnelley & Sons Company Post-Retirement Medical Benefit Trust.

                                   ARTICLE 6

                      MISCELLANEOUS PLANS AND AGREEMENTS

      SECTION 6.1. STOCK PURCHASE PLAN. On the IPO Date, Metromail shall cease being a participating employer in the R. R. Donnelley & Sons Company Stock Purchase Plan, and after such date, Metromail employees shall no longer be eligible to purchase Donnelley Stock under the terms of such plan.

      SECTION 6.2. DONNELLEYSHARES PLAN. Each Affected Metromail Employee who has been granted under the DonnelleyShares Stock Option Plan options to acquire Donnelley Stock, which options vest after the IPO Date shall receive within a reasonable period of time after the IPO Date a cash payment equal to the excess, if any, of the Fair Market Value (as hereinafter defined) of the shares subject to such options over the exercise price of such shares. For purposes of the preceding sentence, Fair Market Value shall be the greater of (1) the average of the high and low transaction prices (as reported in the New York Stock Exchange-Composite Transactions) in trading of Donnelley Stock on the IPO Date, and (2) the average of the closing prices (as reported in the New York Stock Exchange-Composite Transactions) in trading of Donnelley Stock during the 30 calendar day period ending on the IPO Date. The cost of this cash payment shall be borne by Donnelley.

     SECTION 6.3. WORKERS' COMPENSATION. (a) Donnelley shall retain the responsibility for all claims relating to Metromail employees and former Metromail employees relating to incidents occurring up to but not including the IPO Date (including, but not limited to, claims which are filed after the IPO Date but which relate to incidents occurring prior to the IPO Date). Any amount by which actual claims expenses vary from the reserve established by Donnelley for such expenses for periods prior to the IPO Date shall be retained by Donnelley.

     (b) Metromail shall assume responsibility for all claims relating to Metromail employees and former employees relating to periods beginning on the IPO Date. Metromail shall take action necessary to effect timely return to work for all Metromail employees and former Metromail employees who are on a leave of absence from employment during which they were entitled to receive workers' compensation (including, but not limited to, persons with respect to whom Donnelley has the liability to pay workers' compensation claims).

      SECTION 6.4. MONTHLY INVESTMENT PLAN. As of the first payroll occurring after the IPO Date, Metromail shall cease deducting amounts from compensation on behalf of its employees for the purchase of Donnelley Stock under the Donnelley Monthly Investment Plan.

      SECTION 6.5. TAX CREDIT STOCK OWNERSHIP PLAN. Each Affected Metromail Employee shall be treated as having terminated employment with an "Employer" as defined in the Donnelley Tax Credit Stock Ownership Plan as soon as practicable following the later of (1) the IPO Date and (2) the date on which an amendment to the Donnelley Tax Credit Stock Ownership Plan providing for such treatment is adopted.

      SECTION 6.6. VACATION PAY POLICY. After the IPO Date, it is expected that Metromail shall maintain for its employees a vacation pay policy. Metromail shall be responsible for costs incurred to provide vacation pay to Metromail employees whether incurred before, on or after the IPO Date.

      SECTION 6.7. SERP. No amounts shall be transferred between the Parties (or between any plans maintained by either Party) with respect to any amounts accrued by any person under the Parties' respective supplemental employee retirement programs.

      SECTION 6.8. MARJORIE SCHAFFNER BENEFITS. Notwithstanding anything herein to the contrary, as of the IPO Date Donnelley shall have the sole obligation with respect to that certain employment agreement dated May 23, 1995 with Marjorie Schaffner to pay specified compensation and to provide coverage under the Donnelley Savings and Pension Plans under the terms and conditions specified therein for the applicable period of such agreement. Metromail shall reimburse Donnelley for all payments made to Ms. Schaffner or otherwise in connection with such agreement and otherwise pay Donnelley for all Losses incurred by Donnelley in connection with the provision of such compensation and benefits to Ms. Schaffner.

      SECTION 6.9. METROMAIL'S USE OF CERTAIN SYSTEMS AND VENDORS. For the period beginning on the IPO Date and ending on December 31, 1996, Metromail shall continue to use PeopleSoft, the HR and Benefits Administration System, the Donnelley Payroll System and CobraServ (a division of Applied Benefits Research, Inc.).

     SECTION 6.10. SAVINGS AND LOAN. Metromail shall continue to deduct amounts from compensation on behalf of its employees and shall forward such amounts on a semi-monthly basis to the Lakeside Press Savings and Loan Association for the repayment of loans while such loans remain outstanding.

                                 ARTICLE 7
                            ADMINISTRATION OF PLANS

      SECTION 7.1. PLAN ADMINISTRATION. Metromail shall provide whatever assistance is appropriate for an employer participating in the Donnelley Plans. Nothing in this Agreement shall obligate Donnelley to undertake any additional administrative responsibilities with respect to the provision of benefits to Metromail employees other than the administrative responsibilities which it routinely performs for its subsidiaries which have adopted its benefit plans or which it provided prior to the IPO Date with respect to the Metromail employees.

      SECTION 7.2. INFORMATION TO BE PROVIDED TO DONNELLEY. Metromail shall provide any information which Donnelley may reasonably request, including but not limited to information relating to dates of termination of employment, in order to provide benefits to any eligible Metromail employee under the terms and conditions described herein and under the applicable Donnelley Plans. Any information relating to an employee's termination of employment shall be provided by Metromail to Donnelley as soon as available to Metromail.

      SECTION 7.3. EXPENSES. Metromail shall pay the amounts set forth on Exhibit B to cover (1) all ordinary claims costs that Donnelley incurs in providing benefits after the IPO Date under any Donnelley Plan for the employees of Metromail, and (2) Metromail's pro rata share of ordinary administration and plan asset management expenses incurred in the operation of all employee benefits plans with respect to the period after the IPO Date in which Metromail is a participating employer in such plans. On January 1, 1997 (or as soon thereafter as is practicable), Donnelley shall calculate its actual claims costs of providing benefits (including the claims costs for claims incurred before the date on which Metromail ceases to participate in the R. R. Donnelley & Sons Company Comprehensive Medical Plan but reported after such date) under the R. R. Donnelley & Sons Company Comprehensive Medical Plan (including HMOs) and shall submit to Metromail a request for payment or shall make a reimbursement, as appropriate, for the true-up amounts. In addition to paying the amounts set forth in Exhibit B and any amount required to be paid by Metromail under the second sentence of this section, Metromail shall pay any extra-ordinary costs, expenses or liabilities reasonably incurred by Donnelley in connection with Donnelley's administration of the Donnelley Plans on behalf of Metromail, including, but not limited to, costs of amending plans to reflect coverage of the employees of Metromail, any conversion of any Donnelley Plan to multiple employer plan status, costs of preparing any extra-ordinary communications to Metromail employees concerning their employee benefits, and costs of determining Metromail's share of plan contributions. Donnelley shall consult with Metromail prior to charging Metromail for any such extra-ordinary costs, expenses or liabilities. If the Parties are unable to agree on whether such expenses should be incurred, the Parties shall use the dispute resolution procedures contained in Section 7.7.

      SECTION 7.4. INDEMNIFICATION. (a) Metromail shall indemnify and hold harmless the Donnelley Indemnified Parties for all Losses sustained in connection with the benefits provided or the actions taken or omitted to be taken in connection with this Agreement, or otherwise relating to the provision of employee benefits to employees or former employees of Metromail, their beneficiaries, alternate payees or any other person claiming benefits through them (except to the extent such Losses are specifically allocated to Donnelley pursuant to Section 7.4(b) or (c)), including without limitation Losses arising in connection with (1) Metromail's reduction, elimination or failure to provide any benefit previously provided to its employees or employees of any of its subsidiaries, (2) subject to Section 7.4(b)(2), the provision of benefits to Metromail employees under the R. R. Donnelley & Sons Company Comprehensive Medical Plan where such Losses arise after June 30, 1996, (3) any act or omission by Metromail in connection with the transfer of assets and liabilities from the Metromail Pension Plan to the Norwest Pension Plan (or the holding of such assets in the Metromail Plan), and
(4) the transfer of account balances from the Donnelley Savings Plan to the Metromail Savings Plan where such Losses are incurred as a result of (1) any act or omission by Metromail (or Metromail's representative) or (2) a determination by the Internal Revenue Service that the Metromail Savings Plan is not a tax-qualified plan.

     (b) Donnelley shall indemnify and hold harmless the Metromail Indemnified Parties for all Losses sustained in connection with (1) Donnelley's reduction, elimination or failure to provide any benefit previously provided to its employees (or employees of its subsidiaries), (2) the provision of benefits to Metromail employees under the
R. R. Donnelley & Sons Company Comprehensive Medical Plan where such Losses arise prior to July 1, 1996 or in connection with claims incurred prior to July 1, 1996 and reported prior to January 1, 1997; provided, however, that Metromail shall continue to be responsible for the payment of all actual claims expenses incurred to provide benefits under such plan to employees of Metromail (and its subsidiaries), and (3) any act or omission by Donnelley in connection with the transfer of assets and liabilities from the Oregon Printing Industry Pension Plan to the Metromail Pension Plan (or the holding of such assets in the Oregon Printing Industry Pension Plan).

     (c) Subject to Section 7.7, in the event that any Party retains the services of an attorney to enforce any term of this Agreement, or to obtain a remedy for a breach of this Agreement, the prevailing Party shall be entitled to recover its reasonable costs and attorney fees, including the costs and attorney fees on appeal, if any.

      SECTION 7.5. CONSULTING ADVICE BY DONNELLEY. In the event that Donnelley provides advice as a consultant to Metromail regarding the establishment or administration of Metromail's benefit plans, Metromail shall pay Donnelley a reasonable fee for such consulting advice and shall reimburse Donnelley for all actual expenses incurred by Donnelley in providing such advice. Prior to the provision by Donnelley of such consulting advice, the Parties shall agree, on a case-by-case basis, on the fees which Metromail shall pay to Donnelley for such advice.

      SECTION 7.6. TIMELY PAYMENT. Each Party shall be required to pay any amount due to the other Party pursuant to this Agreement in a timely manner on the date on which such payment is due, and if no due date is specified, within 30 days after the date on which the Party to whom payment is owed makes written demand for such payment from the other Party.

     SECTION 7.7. DISPUTE RESOLUTION PROCEDURES. Senior management of the Parties shall confer to resolve any Dispute. If such attempt to resolve the Dispute fails, any Dispute shall be resolved in accordance with the procedures as set forth below:

     (a) The Parties shall submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association and shall bear equally the costs of the mediation. The Parties shall jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the American Arbitration Association if they have been unable to agree upon such appointment within twenty (20) days. The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty
(30) business days commencing with the selection of a mediator and any extension of such period as mutually agreed to by the Parties.

     (b) If resolution of the Dispute cannot be achieved within thirty (30) business days after the beginning of mediation or during such other period as agreed to by the Parties, the Dispute shall be settled by binding arbitration conducted in Chicago, Illinois in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA") as modified by the following provisions:

         (1) If the amount in dispute exceeds $1,000,000, three neutral arbitrators, one of whom shall be an attorney having five or more years experience in the primary area of law to which the dispute relates, shall be selected in accordance with the appointment rules of the AAA. One of the three arbitrators shall be designated the lead arbitrator by the AAA. If the amount in dispute is less than $1,000,000, one neutral arbitrator, who shall be an attorney having five or more years experience in the primary area of law to which the dispute relates, shall be selected by the Parties from the AAA panel list in accordance with the appointment rules of the AAA.

         (2) The arbitration process shall be conducted in Chicago, Illinois unless otherwise agreed by the Parties. The arbitration shall be scheduled so that an award is issued no later than 270 days after the demand for arbitration is filed with the AAA. All hearings, unless otherwise agreed to by the Parties, shall be held in Chicago, Illinois.

         (3) The sole arbitrator or the lead arbitrator may in his or her discretion order a pre-hearing exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position or depositions.

         (4) The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be confidential information.

         (5) The award of the arbitrator(s) shall be made in a written opinion containing a concise analysis of the law and evidence upon which the award was made.

         (6) A judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

         (7) The arbitrator(s) shall allocate the cost of any arbitration (including the administrative fee, the compensation of the arbitrator(s) and the expenses of any neutral witnesses, the cost of any analysis conducted by such neutral or expert witness or proof produced at the direct request of the arbitrator(s), which analysis and/or proof shall be made available to both Parties)) based on the arbitrator's perception of relative fault between the parties.

         (8) The Parties shall each bear all their own legal costs and expenses, including the fees and expenses of legal counsel and expert witnesses (except as provided in subparagraph (7)).

         (9)  Notwithstanding the agreement to arbitrate contained in this
    Section 7.7, any Party may apply to any court having jurisdiction to (i) enforce this agreement to arbitrate; (ii) seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the controversy is otherwise resolved or (iii) challenge or vacate any final judgment, award or decision of the arbitrator(s) that does not comport with the express provisions of subparagraphs (10) and (11) below or any other grounds allowed by the Federal Arbitration Act.

         (10) The arbitrator(s) are only authorized to, and only have the consent of the Parties to, interpret and apply the terms and conditions of this Agreement in accordance with the governing law with respect to this Agreement and to order any remedy allowed by this Agreement or by such governing law. The arbitrator(s) are not authorized to and shall not order any remedy not permitted by this Agreement or by such governing law and shall not change any term or condition of this Agreement or deprive any Party of any remedy expressly provided hereunder.

         (11) The arbitrator(s) shall have the power to determine whether or not a Dispute is subject to arbitration pursuant to this Section 7.7.

    (c) Nothing in Section 7.7(a) shall be construed to prevent any Party from seeking from a court a temporary restraining order or other temporary or preliminary relief pending final resolution of a Dispute pursuant to Section 7.7.


                                   ARTICLE 8
                  TERMINATION OF METROMAIL'S PARTICIPATION IN
                                DONNELLEY PLANS

     Notwithstanding anything herein to the contrary, Donnelley (1) may terminate any Donnelley Plan, or (2) may terminate the participation of Metromail, and any or all of Metromail's employees in any Donnelley Plan, to the extent necessary to comply with any applicable law. Donnelley shall make reasonable efforts to inform Metromail of such termination as soon as practicable.

                                 ARTICLE 9
                                 MISCELLANEOUS

      SECTION 9.1. NO RIGHTS. This Agreement shall not give any employee or any person any right to continued employment or to any employee benefits. This Agreement shall not give any person other than a Party any rights, including in particular any third-party beneficiary or other right to enforce any provision of this Agreement or to receive damages for a breach of any such provision. Nothing in this Agreement shall obligate Donnelley, Metromail or any of their respective direct or indirect subsidiaries to assist any Metromail employee to enforce any rights such employee may have with respect to any of the employee benefits described in this Agreement.

      SECTION 9.2. CORPORATE ACTION; DELEGATION OF AUTHORITY. Any action taken by an officer at the level of Vice-President or above shall be considered to be action taken by either Donnelley or Metromail for purposes of this Agreement. Without limiting the foregoing, the Chief Executive Officer of Donnelley or Metromail may delegate in writing to any other person the authority to act on behalf of Donnelley or Metromail, respectively, with respect to actions required under the terms of this Agreement.

      SECTION 9.3. NOTICES. Any written notice or communication to any Party required or permitted under this Agreement shall be deemed to have been duly given and received (1) on the date of service, if served personally or sent by telex or telecopier transmission to the Party to whom notice is to be given with oral confirmation of receipt, (2) on the fourth day after mailing, if mailed by first class registered or certified mail, postage prepaid and return receipt requested, and addressed to the Party to whom notice is to be given at the address stated opposite its name below or at the most recent address specified by written notice given to the other Parties, or (3) on the next day if sent by a nationally recognized courier for next day service and so addressed and if there is evidence of acceptance by receipt. Such notices or other communications shall be sent to the following addresses:

      Party              Address
      -----              -------

      Donnelley          R. R. Donnelley & Sons Company
                         77 West Wacker Drive
                         Chicago, IL  60601
                         Attention:  Assistant General
                                     Counsel

      Metromail          Metromail Corporation
                         360 East 22nd Street
                         Lombard, IL  60148
                         Attention:  General Counsel

      SECTION 9.4. SURVIVAL OF AGREEMENT. All provisions of this Agreement shall be considered to have been relied upon by the Parties and shall survive and remain in full force and effect, notwithstanding the initial public offering of common stock of Metromail. All provisions of this Agreement which by their nature should survive termination of this Agreement shall so survive.

      SECTION 9.5 BINDING EFFECT. This Agreement shall become effective when it shall have been executed by each Party, and thereafter shall be binding upon and inure to the benefit of such persons and their respective successors, permitted assigns and legal representatives.

      SECTION 9.6. GOVERNING LAW. The Parties hereby agree that, to the extent not preempted by ERISA, this Agreement shall be construed in accordance with and governed by the internal laws of the State of Illinois.

      SECTION 9.7. WAIVERS; AMENDMENT. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing executed by both Parties.

      SECTION 9.8. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

      SECTION 9.9. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract.

      SECTION 9.10. TERMINATION. If the IPO Date does not occur before June 30, 1996, the Agreement shall have no force and effect.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first set forth above.



                                       R. R. DONNELLEY & SONS COMPANY

                                       By___________________________

                                       METROMAIL CORPORATION

                                       By___________________________

                   BENEFIT ADMINISTRATION SERVICE AGREEMENT
                                    between
            R.R. DONNELLEY & SONS COMPANY AND METROMAIL CORPORATION

                                   EXHIBIT A

Transfer of Accrued Pension Benefits and Related Assets From Metromail Pension Plan to Norwest Pension Plan

Transfer of Accrued Pension Benefit Liabilities

Effective July 1, 1996, the Norwest Pension Plan shall assume all liabilities and obligations with respect to the payment of all accrued benefits under the Metromail Pension Plan for the former OPI Participants, and the Metromail Pension Plan shall be relieved of all liabilities for such benefits and payments relating thereto pursuant to the amendments to the Norwest Pension Plan and the Metromail Pension Plan adopted to effectuate the transfer of such liabilities and obligations.

The attached Appendix A-1 provides a listing of all former OPI Participants, including accrued benefits, for whom the Norwest Pension Plan shall assume liability.

Transfer of Assets

The Metromail Pension Plan trustees shall direct the trust holding the assets of the Metromail Pension Plan to make the following transfers of assets to the Norwest Pension Plan trust:

     . On June 30, 1996 OPI Assets (as defined below) in the amount of
       $1,732,696 shall be transferred;
     . On August 1, 1996, an amount equal to the OPI Adjustment shall be transferred.

Notwithstanding anything herein to the contrary, should the Pension Benefit Guaranty Corporation determine that adjustments are necessary in order to comply with Section 414(1) of the Internal Revenue Code, the amounts transferred pursuant to the above will be adjusted accordingly.

Definitions

OPI Assets are equal to the assets transferred to the Metromail Pension Plan on July 1, 1992 of $1,095,211 and the subsequent transfer of assets in December of 1992 equal to $144,083 plus earnings on such assets less amounts paid out (to the former OPI Plan Participants) through December 31, 1995. Exhibit B-2 details the specific calculation, as of December 31, 1995, of the OPI Asset value of $1,732,696.

OPI Adjustment payable August 1, 1996 is equal to earnings, from January 1, 1996 through June 30, 1996 on the OPI Assets (of $1,732,696 - See Appendix A-2 for development), determined as a pro-rata share of the actual earnings in the Metromail Pension Trust from January 1, 1996 through June 30, 1996, less amounts paid out to the former OPI Participants, from January 1, 1996 through June 30, 1996 plus amounts to be paid out July 1, 1996 (the annuity payments due July 1, 1996 which should be payable from the Norwest Plan trust will be paid from the Metromail Pension Plan Trust and thus the Metromail Pension trust will be reimbursed for these amounts). This net amount will be increased an additional 8%, per annum, for interest from July 1, 1996 through July 31, 1996.

                                   EXHIBIT B

WELFARE BENEFITS - The following are estimated amounts for claims that shall be charged to Metromail for the following employee benefits provided under Donnelley Plans until Metromail establishes its own plans. Metromail shall pay the following amounts to Donnelley in cash on a monthly basis:

          .    Survivor/Group Life                $ 39,833
          .    Opt; Ee. AD&D; Dep. Life & AD&D      21,333
          .    Travel & Workplace Accident           2,250
          .    Medical                             304,917
          .    HMO                                 320,000
          .    Employee Assistance Plan (EAP)          500
          .    Long Term Disability                 34,250
          .    Dental                               54,000
                                                  --------

               Total                              $777,083

SERVICE - Donnelley shall provide the following routine Benefits Administration Services through 12/31/96 to Metromail. The listed monthly rates are estimates:

          .    Communications                    $10,000
          .    Summary Plan Descriptions             208
          .    Systems Support                    10,833
          .    Legal Fees                            742
          .    HMO Administration                    267
          .    Plan Audits                         1,250
          .    Filing Fees                         1,250
          .    Vendor Management                     917
          .    Data Processing                       750
          .    Plan Design                         1,300
          .    Benefit Administration Support        317
          .    Clinical Services                     583
          .    COBRA; FSA; DCP processing            417
                                                 -------

               Total                             $28,834

1996 FEE - The total monthly charge for the above benefits and services shall be $805,917 (determined before any employee deductions), pro-rated for portions of any month, and payable as of the beginning of the month for which services are performed and benefits provided. In addition, a one time set-up fee of $2,500 will be charged to create separate monthly vendor tapes for Metromail when Metromail establishes its own plans.

          Any payments not received within 15 days after the date on which due shall be charged interest at a rate of 15% per annum. After consultation with Metromail, Donnelley may adjust the amounts set forth in this Exhibit B to the extent that the actual cost to provide benefits and services varies from the amounts specified in this schedule.

          In addition to the amounts set forth above, Metromail shall pay the true-up amounts, if any, determined under the R. R. Donnelley & Sons Company Comprehensive Medical Plan (including HMOs) as determined by Donnelley on January 1, 1997 (or as soon thereafter as is practicable).

LENGTH OF AGREEMENT - This schedule shall be effective beginning on the IPO Date and ending on December 31, 1996. With the exception of legal fees, plan audits and filing fees, all other services listed above may be cancelled at any time during the period of this Agreement with 15 days written notice if Metromail has already established the Metromail Welfare Plans.